Exhibit 10.54

MANAGEMENT SERVICES AGREEMENT

BETWEEN

PRO MED HEALTH CARE ADMINISTRATORS

AND

UPLAND MEDICAL GROUP, A PROFESSIONAL MEDICAL CORPORATION

EFFECTIVE: OCTOBER 1, 2002

1154 N. Mountain Avenue, Upland, California 91786-3633            Phone: 909.932.1045   800.28l-8886   Fax: 909.932-1065

MANAGEMENT SERVICES AGREEMENT

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (hereinafter referred to as “Agreement”) is made and entered into as of the FIRST day of October, 2002, by and between PRO MED HEALTH CARE ADMINISTRATORS, INC., a California corporation (hereinafter referred to as “ProMed HCA”) and UPLAND MEDICAL GROUP, A PROFESSIONAL MEDICAL CORPORATION (hereinafter referred to as “IPA”).

RECITALS

WHEREAS, ProMed HCA is a company that provides management services to Independent Practice Associations (“IPAs”) and other medical organizations, and

WHEREAS, IPA is a physician organization organized as a California professional medical corporation which has entered into written service agreements with managed care or health maintenance organizations (“HMOs”), licensed pursuant to the California Knox-Keene Act of 1975, and has as its primary objective to deliver or arrange for the delivery of health care services to the HMO’s Enrollees, through the IPA’s arrangements or contracts with health professionals, all of whom are licensed, certified, or otherwise lawfully qualified to practice their professions in the State of California, and

WHEREAS, IPA desires to have ProMed HCA provide management services and ProMed HCA is willing to provide such services, under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and in exchange for good and valuable consideration, the-receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                     Services to be Performed and Manner of Performance. ProMed HCA shall perform the services set forth in the “Fees and Services Exhibits”, Exhibit II which is an essential part of this Agreement.   The services required to be performed by ProMed HCA shall be limited to the services set forth in the “Fees and Services Exhibits”, Exhibit II. ProMed HCA shall perform said services consistently with the terms and conditions of the contracts between IPA and its contracting Payers and within the framework of the policies, interpretations, rules, practices and procedures made or established by IPA, provided that such terms and conditions are made known to ProMed HCA and are consistent and compatible with the description of services set forth in the “Fees and Services Exhibits”, Exhibit II, and with all applicable state and federal laws and regulations,

2.                                     Facilities and Personnel.  ProMed HCA shall maintain the facilities and personnel necessary to provide the services to be performed by it under this Agreement

3.                                     Fees.  IPA agrees to pay to ProMed HCA for the services provided under this Agreement the fees set forth on the “Fees and Services Exhibits”, Exhibit I, which is an essential part of this Agreement.

4.                                     Payer. Payer shall be defined as the managed care or health maintenance organization (“HMO”), government agency, employer or other organization which has entered into an agreement with IPA under which IPA provides medical services to employees, members or Enrollees (“Enrollees”) based on payments made by the Payer, subject to the benefits, co-payments, limitations and exclusions set forth in the agreement between the Payer and Enrollees.  Payer may also be any other payment source including but not limited to, Enrollees, coordination of benefits curriers, reinsurance and stop loss carriers, institutional providers; ancillary providers and third party liability payers.

5.                                       IPA’s Plan Account. The contract between IPA and its contracting Payer shall establish a set of benefits and other provisions which, for the purposes of this Agreement will be referred to as a “Plan”. ProMed HCA shall establish a Plan Account to he used to pay claims arising under the Plan. Payments made from Plan Account will be in the amount of covered claims’ charges currently paid by ProMed HCA, plus fees agreed upon in the attached Exhibits. It will be the IPA’s responsibility to maintain funds in this special account sufficient to cover such reimbursements.

6.                                       Term.  The term of this Agreement shall be for a period of seven (7) years, commencing October 1,2002 and ending September 30, 2009 and shall be automatically renewed for successive one (1) year periods, unless terminated as hereinafter provided.

7.                                       Termination.

A.                               Without Cause: After the first anniversary date of this Agreement, either party shall have ,the right to terminate this Agreement without cause, effective on any subsequent anniversary date, by giving the other party advance written notice at least one hundred twenty (120) days prior to the anniversary date.  Upon termination of this Agreement, for such time that ProMed HCA may continue processing claims, IPA shall pay to ProMed HCA for such services the fees specified in the attached “Fees and Services Exhibits”, Exhibit I, and in the body of this Agreement.

B.                                 With Cause.  ProMed HCA may terminate this Agreement immediately upon delivery of written notice if:

1.                                     IPA is unable to lawfully operate under its articles of incorporation and bylaws, or

2.                                     IPA or a substantial number of its member physicians are unable to secure and maintain the required professional liability insurance, or

3.                                     In the event of a commission of a material fraudulent act by IPA.

C.                                 Either party may terminate this Agreement for cause by providing thirty (30) days written notice to the other party specifying material breach of the provisions of this Agreement. The remedy of such breach will result in the uninterrupted continuance of the Agreement within the remaining term, provided that such remedy occurs within twenty (20) days of the receipt of such notice, or if the breach is failure by IPA to make payments required under this Agreement, then within ten (10) days of the receipt of such notice. Circumstances beyond the control of either party, such as acts of God, shall not be construed as constituting material breach of this Agreement.

D.                                The Parties agree that significant time and effort has been spent by ProMed HCA in the development of managed care agreements and in the maintenance of said managed care agreements.  IPA also understands and agrees this is an on-going, time consuming process, and that in the event of termination of this Agreement.

1.                                   By IPA without cause, IPA shall pay to ProMed HCA, or;

2.                                   By ProMed HCA for cause, IPA agrees to pay to ProMed HCA:

An amount equal to one hundred (100%) percent of the IPA’s total Gross Revenue collected in the twelve (12) months prior to the termination date.

E.                                 If IPA terminates this Agreement without cause or if ProMed HCA terminates this Agreement with cause) IPA shall be responsible to continue payment of ProMed HCA Management Fee in effect at the time of termination, for a period of one (1) year following termination of Agreement.

The above-referenced payments in case of termination of this Agreement, stated in Section D above, shall not apply if IPA terminates this Agreement due to the sale of all or substantially all of the stock or assets of IPA to another entity which also holds a Management Services Agreement with ProMed HCA.

8.                                       Liabilities and Obligations.  ProMed HCA shall have no responsibility, risk, liability or obligation for the funding of the Plan or for any extended liabilities for the Plan whether resulting from the termination of the Plan or from a change to fully or partially insured funding methods. Such responsibility, risk, liability or obligation shall reside solely with IPA, IPA’s contracting Payer and such other entities as are designated in the Plan.

9.                                       Indemnification. ProMed HCA shall indemnify and hold harmless IPA against any loss, claim or judgment, including reasonable attorneys’ fees, resulting from the negligent acts or omissions or willful misconduct of ProMed HCA.

IPA agrees to indemnify and hold harmless ProMed HCA against any expenses, loss, claim or judgment, including reasonable attorneys’ fees, arising out of or resulting from negligent acts or omissions or willful misconduct of IPA.

In addition, IPA shall indemnify and hold harmless ProMed HCA for losses, claims or judgments arising out of ProMed HCA’s performance of its services hereunder where ProMed HCA has substantially adhered to the framework of policies and procedures made or established by IPA and made known to ProMed HCA and has otherwise performed its services without gross negligence or willful misconduct and in accordance with industry practices.

10.                                 Accounting Records. If requested by IPA, ProMed HCA shall prepare and maintain records of the accounting of the Plan funds based upon information provided to ProMed HCA for this purpose by IPA.  ProMed HCA shall make such records available within forty-five (45) days of the end of the calendar month in question. Said records are defined in the “Fees and Services Exhibit”, Exhibit II, Sections 2 and 5.

11.                                 Professional Services. Except as otherwise specifically provided in any services exhibit attached hereto, ProMed HCA shall not be required to provide any legal or other professional services to IPA nor shall ProMed HCA be responsible for providing the services of an independent accountant, actuary or auditor.

12.                                 Additional Services. Without the prior written approval from ProMed HCA, IPA shall make changes in the Plan effective only on the anniversary dates of the documents governing the Plan, unless otherwise required by applicable law or regulation. In the event such changes require additional services to be performed by ProMed HCA, the cost of such services shall be home by IPA and upon approval by IPA, such costs will be deducted by ProMed HCA from Plan Account.

13.                                 Books and Records.  ProMed HCA shall maintain all records pertaining to the services to be performed by it hereunder.  ProMed HCA shall disclose the information of such records only to IPA or as designated in writing by IPA to IPA’s designee or to a person who has obtained an order of a court of competent jurisdiction requiring such disclosure.

Upon termination of this Agreement, ProMed HCA shall deliver to IPA, upon written request within a time period mutually agreeable, but in no event greater than six (6) months from the date of termination, information on all claim histories for the two (2) years immediately preceding the termination of this Agreement if ProMed HCA has provided administrative services under this Agreement and/or all files and documents pertaining to consulting services if ProMed HCA has provided consulting services under this Agreement.

If such information or claim histories is so requested, the IPA agrees to pay all costs incurred by ProMed HCA in providing such information and records, including but not limited to, the costs of programming computer changes and mailing. If additional information is requested by IPA subsequent to the termination of this Agreement, ProMed HCA shall take reasonable steps to provide such information and IPA agrees to pay all costs incurred by ProMed HCA in providing such information, including but not limited to, the costs of programming computer changes and mailing. ProMed HCA shall be entitled to retain copies of all such records at its own expense,

14.                                 Independent Contractor.  It is understood and agreed by the parties hereto that ProMed HCA is engaged to perform under this Agreement as an independent contractor and there is no employee-employer relationship between the parties, nor is there any intent to form any attachment or affiliation between the parties as a result of this Agreement not specified in this Agreement.

15.                                 Assignments. Neither party shall assign nor delegate to any other person or entity the duties, obligations Or responsibilities imposed upon it by this Agreement without the prior written approval of the other party, except that ProMed HCA may assign such duties, obligations and responsibilities to a parent or subsidiary or successor of ProMed HCA upon thirty (30) days written notice to IPA.

16.                                 Entire Agreement: Amendments. This Agreement including the exhibits hereto and any amendment hereto, contains the entire agreement between the parties, and all prior proposals, discussions and writings by and between the parties and related to the subject matter hereof are superseded hereby. This Agreement may be modified or amended only pursuant to a written instrument executed by both parties hereto, except that the parties agree to be bound by applicable provisions mandated by state and federal law that are proposed in good faith by either party as amendments to this Agreement.

17.                                 Compliance with State and Federal Laws. If any provision of this Agreement or any portion thereof is declared invalid or unenforceable, the remaining provisions shall nevertheless remain in full force and effect, This Agreement shall be interpreted under the laws of the State of California.

IPA shall cooperate in all audits, applications, licensure, and compliance matters necessary for ProMed HCA to comply with state and Federal law, and with the requirements of industry accreditation bodies.

18.                                 Force Majeure. Notwithstanding any provision of this Agreement to the contrary, neither ProMed HCA nor IPA shall have any liability to the other for a failure of performance resulting from any cause beyond its control.

19.                                 Enforcement Overpayment. ProMed HCA shall have neither the responsibility nor the obligation to take any action, legal or otherwise, against IPA or any participant in the Plan or other person to. enforce the provisions of the Plan. In the event that IPA desires to engage the services of ProMed HCA for such purposes, such services may be engaged in and rendered only pursuant to a separate written agreement between the parties.

20.                                 Expenses. Except as specifically otherwise provided in this Agreement, IPA shall be solely responsible for the normal and usual costs and expenses incurred in providing the services contemplated. ProMed HCA shall be responsible for paying the costs and expenses incurred in connection with the maintenance and operation of its facilities. IPA shall be responsible for the payment of all costs attributable to professional services contracted for or in connection with the administration of IPA or by ProMed HCA at the direction of IPA.

21.                                 Arbitration. Any dispute arising under this Agreement that cannot be settled by the parties may be referred by either party for binding Arbitration under the commercial rules of the American Arbitration Association, in Los Angeles County, California, and the judgment of such arbitration may be entered in any court of competent jurisdiction.

22.                                 Confidentiality. The parties agree that the information processed and the work performed under this Agreement is of a confidential nature.  ProMed HCA shall provide and IPA shall acknowledge receipt and acceptance of ProMed HCA’s policies and procedures regarding maintenance of Confidentiality of information.  ProMed HCA shall receive ninety (90) days notice from IPA prior to implementation of any request by IPA for the revision or addition of systems and/or procedures under this paragraph.

23.                                 Notices. Any notice required to be given pursuant to the terms of this Agreement shall be in writing and shall be hand delivered or sent, postage prepaid, by certified or registered mail, return receipt requested, to ProMed HCA or IPA at the addresses set forth below in the signature section. The notice shall be effective on the date delivered by hand or the date of delivery indicated on the return receipt.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement effective the date first written above.

	PRO MED HEALTH CARE ADMINISTRATORS	UPLAND MEDICAL GROUP, A PROFESSIONAL MEDICAL CORPORATION

By:		By:
	Kishan Thapar, M.D.		Jeereddi A. Prasad, M.D.
	Executive Director		President
Dated:
Dated:			Upland Medical Group, A Professional
	ProMed Health Care Administrators		Medical Corporation
	1154 N. Mountain Ave.		1154 N.Mountain Avenue
	Upland, CA 91786		Upland, CA 91786
Tax ID# 46-0503153

THIS AGREEMENT IS SUBJECT TO THE SERVICES AND FEES EXHIBITS

ATTACHED HERETO AND MADE A PART HEREOF

FEES AND SERVICES EXHIBITS

EXHIBIT I - FEES

FEES

1.

Management Fees: ProMed HCA shall calculate IPA Management Fees on a monthly basis, for services provided under this Agreement. Management Fees shall be a percentage of Gross Revenue as defined below and shall be calculated prior to the payment of Other Liabilities and Costs of Health Care Services of IPA.

ProMed HCA shall retain from IPA Gross Revenue the following amounts after calculation of all IPA expenses and liabilities:

LINE OF BUSINESS	PERCENTAGE
Commercial	12%
Point Of Service	12%
Medicare Risk	12%
Medi-Cal	12%
Healthy Families	12%

“Gross Revenue is defined as the total amounts actually received from all Payers on a capitated per member per month basis prior to any deductions, plus the total amounts actually received from all other payment sources. Payment sources shall include but are not limited to; capitation payments, risk sharing fund payments, any other incentive funds, third party liability recoveries, any other recoveries, and stop loss recoveries in excess of the stop loss premium.”

Plus:

2.

Affiliation Agreement: IPA may choose to sign an “Affiliation Agreement” with Pomona Valley Medical Group, Inc., dba. ProMed Health Network (“PMPV”). The purpose of this agreement will be to pass through HMO Enrollees from ProMed Health Network to the IPA, upon HMO acceptance and approval of Affiliation Agreement. By execution of an Affiliation Agreement, the IPA will become an affiliated IPA to PMPV (“Affiliated IPA”). The Affiliated IPA win be charged a fee (“Affiliation Fee”) of fifty ($0.50) cents PMPM (per Member Per Month) for each Enrollee, until such time as IPA executes their own HMO agreements and the Enrollees are formally transferred to IPA.

All Enrollees assigned to Affiliated IPA under the PMPV HMO agreements shall be managed and administered as separate and distinct Enrollees to the IPA. All revenue and costs incurred by this membership shall be the responsibility of the Affiliated IPA, as defined in the Affiliation Agreement, Plus;

3.

Consulting Fees: When performed by an employee or affiliate of ProMed HCA, IPA shall pay ProMed HCA for consultation services (including travel expenses) not included in the services described in Exhibit II, on a “Per Project” or hourly rate of $150,00 per hour. Charges for Consulting Fees are due and payable by IPA upon receipt of an itemized statement from ProMed HCA, Plus;

4.

Other Fees: Additional fees for provision of hardware and software, not included in initial installation, will be quoted on a “Per Project” basis and agreed upon in writing between the parties prior to provision of said services. Charges for Other Fees are due and payable by IPA upon receipt of an itemized statement from ProMed HCA or shall upon approval by IPA, be deducted from lPA’s Plan Account.

5.	Timing and Manner of Payment: ProMed HCA shall deduct the Management Fees from IPA’s Plan Account on or before the twentieth (20th) day of each month.

FEES AND SERVICES EXHIBITS

EXHIBIT II - FEES

SERVICES TO BE PERFORMED BY PRO MED HCA

1.	Claims

	a.	Adjudication of claims for IPA’s services
	b.	Upon written request by IPA, non-clinical assistance to reconcile problems between provider and patients
	c.	Match claims to authorizations
	d.	Print, sign and transmit medical service payment checks to Participating Providers
	e.	Microfilm original claims

2.	Claims Reports

	a.	Prepare encounter data reports
	b.	Prepare accounts receivable reports
	c.	Prepare accounts payable reports (if applicable)
	d.	Prepare month-end claims financial report as appropriate (i.e. lags and IBNR
	e.	Provide claims utilization/encounter data reports to meet Payer requirements

3.	Claims Support Activities

	a.	Maintain vendor file (provider contract terms and IRS Form 1099 tax information)
	b.	Coordinate claims payment policy with IPA
	c.	Manage cash balances for claims demand deposit account
	d.	Order and implement customized software applications requested by IPA, at IPA’s expense

4.	Eligibility

	a.	Maintain and update eligibility records on a monthly basis
	b.	Provide physician assignment and eligibility and retroactive detail reports, which coincide with payments to IPA physicians, on a monthly basis
	c.	Prepare capitation payments per IPA guidelines to correspond with Payer eligibility and physician assignment
	d.	Provide necessary eligibility verification consistent with that received from Payer

5.	Accounting

	a.	Provide information necessary for IPA’s accountant, to close medical expense journals and ledgers each month
	b.	Bind and store computerized accounting reports, or microfiche reports
	c.	Provide incentive distribution payments to IPA Physicians, at IPA’s direction

6.	Authorizations

	a.	Provide on-line authorization services
	b.	Provide authorization tracking and verification per IPA policy
	c.	Assist in development of guidelines for authorization (i.e. second opinion, ancillary services, etc.)
	d.	Provide trending comparison based on utilization of primary and specialty physicians
	e.	Generation and distribution of authorization logs to provide notification to providers of authorization status, including Initial Determination for Medicare line of business
	f.	Provide telephone authorization services during working hours and nurses by telephone for authorization services after working hours

7.	Quality Assurance and Utilization Review

	a.	Provide supplemental nursing support services and triage services relative to Utilization Review and Quality Assurance
	b.	Provide Monthly/Quarterly/Annual Quality Management reports
	c.	Provide Daily/Weekly/Monthly Utilization Review reports for IPA’s Director/Board
	d.	Assist Physicians and make Quality Assurance recommendations in Quality Assurance Review
	e.	Administer grievance procedures, per Plan requirements

8.	Credentials/Contracts

	a.	Assist IPA in development and implementation of credential guidelines
	b.	Maintain credential and contract files for IPA Physicians
	c.	Provide appropriate credential information to contract entities
	d.	Assist in marketing IPA to Payers, negotiate and manage contracts
	e.	Assist IPA in arranging and negotiating IPA contracts which include, but are not limited to: hospitals, home care, radiology, laboratory and other ancillary services